SECRETARY’S CERTIFICATE

The undersigned certifies that he is the duly elected Secretary of Advent Convertible and Income Fund (the “Fund”) and that the resolutions set forth below approving the fidelity bond for the Fund was adopted by the Board of Trustees of the Fund on September 25, 2019 and such resolutions have not been amended, modified or rescinded and remain in full force and effect as of the date hereof.

WHEREAS, the Board of Trustees of the Fund previously directed the Officers of the Fund to maintain coverage fidelity bond for the Fund in compliance with Rule 17g-1 under the 1940 Act; and
WHEREAS, the Officers reviewed and executed a fidelity bond for the Fund with the same coverage amount as the previous bond as presented at the meeting;
NOW, THEREFORE, BE IT
RESOLVED, that the Board of Trustees of the Fund hereby finds that the participation by the Fund in the fidelity bond is in the best interests of the Fund; and it is
FURTHER RESOLVED, that the Board of Trustees of the Fund hereby find that the proposed bond is reasonable in form and amount and is hereby approved, after giving due consideration to, among other things, the amount of the bond, the estimated amount of the premium for such bond, the value of the aggregate assets of the Fund to which any person covered under the bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Fund, and the nature of the securities in the Fund’s portfolio; and it is
FURTHER RESOLVED, that the Board of Trustees, including a majority of the independent Trustees, hereby ratify the execution, delivery and performance of the fidelity bond by the Fund; and it is
FURTHER RESOLVED, that the secretary of the Fund, or his designee, shall file, or cause to be filed, the appropriate notices with the SEC in accordance with paragraph (g) of Rule 17g-1 under the 1940 Act; and it is
FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and empowered to make any and all payments and to do any and all other acts, in the name of the Fund, as they, or any of them, may determine to be necessary, desirable or advisable and proper in connection with or in furtherance of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 26th day of November, 2019.

/s/ Edward C. Delk
Edward C. Delk
Secretary of the Fund